EMPLOYMENT AGREEMENT


       THIS AGREEMENT is made and entered into as of the 1st day of January, 1997 between ENERGY RESEARCH CORPORATION, a New
  York corporation ("Employer"), and DR. BERNARD S. BAKER, an individual with a mailing address at P.O. Box 166, Hawleyville, Connecticut, 06440 ("Employee").

                           W I T N E S E T H

           WHEREAS, Employee is currently employed by Employer as its President; and

           WHEREAS, Employer and Employee desire to enter into an agreement to provide for the continued employment of Employee pursuant to the terms and conditions of this Agreement;

           NOW, THEREFORE, in consideration of the covenants, conditions, undertakings and promises contained herein, the sufficiency which is fully acknowledged, Employer and Employee agrees follows:

                                  ARTICLE 1

                             EMPLOYMENT AND DUTIES
                             ---------------------

       1.1.      Employment; Duties

         For the term of this Agreement, Employer hereby employs Employee, at the discretion of the Board of Directors, as President and CEO, and/or Chairman of the Board of Employer. In such position, Employee shall perform such duties as are or may be assigned to Employee by the Board of Directors from time to time consistent with Employee's position as a senior executive of Employer. Employee shall devote his full working time, attention, energies, skills and best efforts exclusively to the performance of his duties and to the research and development efforts, business and affairs of Employer, except as otherwise assigned by the Board of Directors. Employee shall not during the term of this agreement engage in any other business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage, except that Employee, on his own time, may manage his own investments, and those of his immediate family so long as such activity does not, in the reasonable judgment of Employer's Board of Directors, adversely affect the performance of his duties hereunder.
                              -1-

       1.2.       Board Membership

            During the term of this Agreement, Employer will use its best efforts to cause its Board of Directors to nominate
  Employee for re-election as a management nominee of Employer's
  Board of Directors.

       1.3.     Emoluments of Office

            During the term of this Agreement, Employee shall be provided the use of a secretary, a private office and the use of other facilities sufficient to enable Employee to perform the duties assigned to him pursuant to Section 1.1.

                       ARTICLE 2


       2.1    Term

         The term of Employee's employment by employer hereunder shall commence on January 1, 1997 and, except as otherwise provided in this Agreement with respect to earlier termination, shall continue in effect through December 31, 1997.

                           ARTICLE 3

                         COMPENSATION
                         -----------

      3.1.   Base Salary

           For all service to be rendered by Employee under this Agreement, including services as a officer, director and member of any committee, and such other duties as the board of Directors may assign to him in accordance with Section 1.1 hereof, Employer agrees to pay Employee a base salary of $320,000 per annum for his full time employment under this Agreement. The base salary shall be payable at such times as is customary for employees for Employer and in accordance with the normal payroll practices of Employer.

       3.2.   Incentive Compensation

           A bonus of $75,000 will be paid to Employee for services in the 1996 year. This bonus will be paid on the quarterly schedule set forth in Paragraph 6 of the ERC
  Incentive Compensation Plan, with the first payment to be made on the last payday of January 1997.

        3.3.    Expenses

            In addition to base salary, Employer shall reimburse Employee for all reasonable and necessary business expenses actually incurred by him in the performance of his duties, including, without limitation, expenses for travel, meals, entertainment and other miscellaneous business expenses. Employee shall submit to employer written, itemized expense accounts and such additional substantiation and justification as Employer may reasonably request.

                                   ARTICLE 4

                              EMPLOYER BENEFITS
                             ------------------
       4.1.   Vacation

         Employee shall be entitled to receive six weeks of paid vacation during 1997 (pro rated for any partial year), which shall be taken at such time or times as will not unreasonably hinder or interfere with Employer's business or operations. Vacation time may be accrued from year to year in accordance with Employer's general vacation policy.

       4.2.     Death Benefit and Life Insurance

       A. Employee is entitled to participate in any life insurance, accidental death and dismemberment and travel accident plans maintained by Employer for its employees, on terms no less favorable than those extended to any other senior executive of Employer.
       B. Employer may, if it so chooses, apply for and procure in its own name, and for its own benefit, additional life insurance and disability insurance on Employee, and Employee shall have no right, title or interest therein.
       C. Employee agrees to submit to any reasonable medical or other examination, and to execute any application or other instrument reasonably necessary to obtain any policy of insurance under this Article.
       D. Employer shall maintain a $2 million life insurance policy for Employee, the proceeds of which shall be used, based upon the pricing formula set forth below, to buy back his stock to that amount in the event of his death. The proceeds will go to his wife or his estate in the event that Employee's wife is not living. Any amounts then remaining shall be retained by Employer. The price paid is to be based on the market price based, if the stock is traded on an exchange or the Nasdaq National Market, on the average of the closing price for the common stock for the five day period preceding the date on which the death occurred, and the five day period following the date on which the death occurred, or, if the stock is traded over-the-counter (other than on the Nasdaq national market), on the average closing high bid prices for the above

                 -described time periods. In the event a death announcement results in a trading halt, the calculation will be based on the average price 5 days prior to death and 5 days after trading is resumed.

       4.3.     Liability Insurance

       Employer will obtain and maintain at all times directors' and officers' liability insurance for Employee, so long as such insurance can be obtained on terms acceptable to Employer's Board of Directors.

       4.4.     Indemnification

       Employer agrees to defend and shall indemnify and hold Employee harmless to the fullest extent permitted by law from any and all liability, costs, and expenses which may be assessed against Employee by reason of the performance of his responsibilities and duties under the terms of this Agreement, provided such liability does not result from willful misconduct or gross negligence of Employee.

       4.5.    Retirement Plan

         Employee is entitled to participate in any retirement plan maintained by Employer for its employees (including, without limitation, pension, annuity, profit-sharing and deferred compensation plans).

       4.6.     Other Benefit Plans

         Nothing herein is intended to reduce the benefits that Employee would otherwise be entitled to receive under any Employer plans (exclusive of the ERC Incentive Compensation
  Plan) currently in existence. Without limiting the foregoing, Employee is entitled to participate in and receive benefits under any accident, disability, health and dental insurance, profit sharing, bonus, stock option and stock purchase plan maintained by Employer or its affiliates for its employees.
  In connection therewith, Employer shall grant Employee options to purchase 50,000 shares, effective as of the date of this Agreement, with exercise prices as follows:


  Number of Shares    Per Share Exercise Price
  ----------------    -----------------------


     16,667 The greater of $12.00 or the fair market value as measured by the closing price of the Common Stock as of December 31,
                      1996 (the "Fair Market Value")

     16,667           The greater of $15.00 or the Fair Market
                      Value

     16,66            The greater of $18.00 or the Fair Market
                      Value

       The options shall have terms and conditions consistent with Employer's standard form of option agreement, except that the options shall become fully vested one year from the date of grant provided that Employee continues to be employed by Employer through such date, and that, as set forth in Section 422(d) of the Internal Revenue Code, to the extent that the aggregate fair market value of stock (valued as of the date of grant) with respect to which the options vest in any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.


                             ARTICLE 5

                           RESTRICTIONS
                           ------------

       5.1.    Non-Competition

       So long as Employee is employed under this Agreement, and for one year thereafter, Employee will not directly or indirectly, in any capacity, engage in or render services (including, without limitation, research development, marketing or sales) to, or have a financial interest in, any person, firm, corporation or other entity engaged in any line of business activity in competition with Employer.

           A. For purposes of this section, an entity is "in competition with Employer" if in such territory it produces or distributes any product, or performs any service, which is directly competitive with the products of Employer, or services performed by Employer, or any subsidiary or Employer, as of the date Employee's employment under this Agreement is terminated.

          B. Nothing contained in this Section shall preclude Employee from purchasing or owning an equity interest not in excess of 2% in any entity which is in competition with Employer if the securities so purchased or owned are listed on any national stock exchange or are traded or quoted on the National Association of Securities Dealers Quotation System.

       5.2.     Confidentiality

          Except as may be required by law, Employee will not, while employed under this Agreement and for a period of seven years thereafter, use directly or indirectly, for his own account or for the account of any person, firm, corporation or other entity or disclose to any person, firm, corporation or other entity, Employer's proprietary information disclosed or entrusted to him or developed or generated by him in the performance of his duties hereunder, including, but not limited to, information relating to Employer's organizational structure, operations, business plans, technical projects, pricing data, production costs, research data or results, inventions, trade secrets, customer lists or other work product developed by or for Employer, whether on the premises of Employer or elsewhere.

       The provisions of this Section shall not apply to any proprietary, confidential or secret information which is, at the commencement of the term of this Agreement, or at some later date, publicly known under circumstances involving no breach of this Agreement or is lawfully and in good faith made available to Employee without restrictions as to disclosure by a third party.

       Any idea, concept device, program, plan, data, invention, discovery, improvement, writing design or business method conceived or made by Employee, individually or jointly, during any past or future period of employment with Employer or any affiliate thereof relating to the business of Employer or such affiliate, whether patentable or unpatentable, or registrable or copyrighted material or trademarks, shall be promptly and fully disclosed to Employer or such affiliate and, whether or not so disclosed, shall be and become the absolute property of Employer or such affiliate. In confirmation thereof, Employee will, upon reasonable request, execute and deliver to Employer assignments of any such idea, concept, device, program, plan, data, invention, discovery, writing, improvement, design or business method.

       Employee will reasonably assist Employer in every way, at Employer's sole expense, both during the course of and after termination of his employment, in the procurement, maintenance and enforcement, for employer's benefit, of patents on such inventions or discoveries and registrations on such copyrighted material, trademarks or business methods in any and all countries.

       So long as Employee is employed by Employer, Employee shall maintain proper files and records relating to work performed by him in accordance with past practices or as otherwise reasonably specified by Employer from time to time. All such files and records are to be kept in Employer's custody and subject to its control and to be the exclusive property of Employer. Upon termination of Employee's employment with Employer or any affiliate thereof, Employee shall deliver to Employer all files and records of any nature which are in Employee's possession or control and which relate in any manner to his employment or to the activities of Employer or any affiliate thereof.

       5.3.     Injunctive Relief

       Employee acknowledges that the restrictions contained in this Article are reasonable in view of the nature of the business in which Employer is engaged and his knowledge of the business.

       Employer and Employee mutually agree that Employee's obligations under this Article are of a special and unique character which gives them a peculiar value, and Employer cannot be reasonably or adequately be compensated in damages in an action at law in the event Employee breaches such obligations. Employee therefore expressly agrees that, in addition to any other rights or remedies which Employer may possess, Employer shall be entitled to injunctive and other equitable relief to prevent a breach of this Article by Employee, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and each party hereby consents to the entry of such order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies Employer may have.

      5.4    Survival Enforceability

       It is expressly agreed by the parties hereto that the provisions of this Article shall survive the termination of this Agreement.

       If any one or more of the provisions contained in this Article shall for any reason in any jurisdiction be held to be excessively broad as to the time, duration, geographical scope, activity or subject, it shall be construed with respect to such jurisdiction, by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

                                ARTICLE 6

                           DEATH; DISABILITY
                           -----------------

     6.1.    Death

       If Employee dies while employed under this Agreement, this Agreement shall terminate immediately. Employer will pay to Employee's estate his base salary under Section 3.1 through the last day of the calendar month in which he dies, plus any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan, but not yet paid, and such death benefits as may be provided pursuant to Section 4.2.

     6.2.    Disability

       If Employee fails to perform his duties under this Agreement due to "Disability", as defined in Section 6.2 B(i) or (ii), Employer may terminate this Agreement upon 30 days written notice to him. In that event, Employer shall pay Employee his base salary under Section 3.1 through the date of termination. If Employee fails to perform his duties under this Agreement due to "Disability," as defined in Section 6.2 B(iii), then Employer may immediately terminate this Agreement upon the payment to Employee of his base salary for a period of seven (7) months, less such payments previously made by Employer to Employee on account of such Disability. In addition, upon any termination based upon Disability, Employer shall pay to Employee any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan but not yet paid; provided, however, that to the extent Employee is receiving disability benefits pursuant to Employer's disability insurance policy, the amount of such benefits shall be credited against Employee's base salary during the period prior to the date of termination.

               A. If Employer gives notice of termination under this Section and, before the termination date stated in the notice, Employee's Disability ceases and he takes up and resumes performance of his duties under this Agreement, the notice of termination shall be void and of no effect, and this Agreement shall continue in effect as though such notice had not been given.

               B.     The term "Disability" shall mean the
                      inability of Employee to perform for
                      Employer the duties specified in Section
                      1.1 by reason of any medically
                      determinable physical or mental
                      impairment for (i) a period of six
                      consecutive months, (ii) for shorter
                      periods aggregating six months in any 12-month period or (iii) if the Board of Directors determines that it is probable that the Disability will continue for a length of time so as to constitute a Disability under clauses (i) or (ii) above. The determination of whether
                      Employee
                      is Disabled shall be made by the Board of Directors on the basis of written medical evidence reasonably satisfactory to it.

                                  ARTICLE 7

                                 TERMINATION
                                 ----------

     7.1     Termination by Employee

       Employee may terminate this Agreement upon 30 days written notice to Employer setting forth with specificity the grounds for termination upon the occurrence of any of the following: (i) the failure of Employer to observe or comply with Article 1 of this Agreement, if such failure has not been cured within 30 days after written notice thereof has been given by Employee to Employer, (ii) the dissolution of Employer, or (iii) any merger in which Employer is not the surviving corporation and in which the stockholders of Employer own less than 50% of the voting securities of the merged entity upon the effectiveness of the merger, or any consolidation, sale of substantially all of the assets of Employer or change of control of Employer, provided Employee has not approved the transaction by voting for it either as a director or shareholder. For purposes of clause (iii) above, a "change of control" shall be presumed to have occurred if within any 12-month period a single person or entity, or related group of persons or entities, acquires 50% or more of the outstanding voting stock of Employer. In the event of a termination under this Section, Employer shall pay Employee
  (i) his base salary as then in effect under Section 3.1 through the date of termination, (ii) any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan, but not yet paid, and (iii) a supplemental payment equal to 12 weeks' base salary, and shall continue to pay to Employee his base salary as then in effect under
  Section 3.1 for a period of one year following the date of termination. Following termination of this Agreement, pursuant to this Section, Employee shall have no obligation to mitigate his damages by finding alternative employment or otherwise. In the event that Employee terminates this Agreement for reasons other than as set forth above in this
  Section 7.1 and which are not otherwise within Article 6, Employer shall pay Employee his base salary under Section 3.1 through the date of termination, plus accrued vacation time, plus any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan but not yet paid.

       7.2   Termination by Employer for Cause

       Employer may terminate this Agreement for cause in the manner set forth below. For purposes of this Section, "cause" shall mean a material breach by Employee of the terms of this Agreement with results that are materially and demonstrably injurious to the business of Employer. The term "cause" as used in the preceding sentence does not include Employee's erroneous judgment or judgments of a technical, scientific, financial, legal and/or environmental nature which were, although erroneous, nevertheless reasonable at the time and under the circumstances in which they were made. In the event of termination under this Section, Employer shall pay to Employee his base salary under Section 3.1 through the date of termination stated in the notice plus any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan but not yet paid, and Employee shall, if so requested by the Board of Directors, perform his duties under
  Article 1 through the date of termination stated in the notice.

       7.3.    Termination by Employer for Cause-Procedure

          Notwithstanding anything to the contrary set forth herein, Employee shall not be deemed to be have been terminated for cause without (A) delivery to Employee of reasonable written notice setting forth with specificity the reasons for Employer's intention to terminate for cause, (B) an opportunity for Employee, together with his counsel, to be heard before the Board of Directors and (C) delivery to Employee of a notice of termination from the Board of Directors stating that a majority of the members of the Board have determined in good faith that Employee was guilty of injurious conduct as set forth above and specifying the particulars thereof in detail. If Employee disputes the findings of the Board pursuant hereto, the parties shall, at the election of Employee, refer such matter to arbitration.

        7.4  Termination by Employer or Employee Without Cause

        Either Employer or Employee may terminate this Agreement without cause prior to the expiration of the term hereof upon 30 days written notice. Upon such termination, Employer shall pay Employee his base salary under Section 3.1 through the date of termination (provided, however, that Employee continues to be available to perform the services required under Section 1.1 through the date of termination), plus any incentive compensation awarded to Employee under the ERC Incentive Compensation Plan, but not yet paid, and any accrued vacation. Nothing herein shall prohibit Employer from relieving Employee of any or all of his duties hereunder pending the expiration of the 30-day notice period.

                              ARTICLE 8

                             ARBITRATION
                             -----------

        8.1    Arbitration

           All controversies, claims, disputes and other matters in question between the parties arising out of, or relating to, this Agreement, or the breach thereof, shall be decided by arbitration before one arbitrator to be held in New York, New York, in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment upon the award shall be binding upon the parties hereto and may be entered in any court having jurisdiction thereof.


                              ARTICLE 9

                            MISCELLANEOUS
                            -------------

       9.1.    Entire Agreement

       This Agreement contains the entire understanding and agreement between Employer and Employee and cannot be amended, modified, or supplemented in any respect except by subsequent written agreement entered into by both parties.

       9.2.    Successors of Employer

        This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, including, without limitation, any person, firm, corporation or other entity which may acquire all or substantially all of Employer's assets and business, or with or into which Employer may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer. Employer agrees that it will not merge or consolidate with any other entity or permit its business activities to be taken over by any other entity unless and until the succeeding or continuing entity shall expressly assume the rights and obligations of Employer set forth in this Agreement. In every respect, this Agreement shall inure to the benefit of and be binding upon Employee, his heirs, executors and personal representatives and, being personal in nature, shall not be assignable by Employee.

       9.3.     Effect of Waiver

          The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

                              -11

      9.4    Notices

          Any notice, request, demand or other communication in connection with this Agreement must be in writing and shall be deemed to have been given and received three days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail; and, if given otherwise than by registered or certified mail, it shall not be deemed to have been given until actually delivered to and received by the party to whom it is addressed.

       A. Notice to Employer shall be given at its principal mailing address, which at the time of execution of this Agreement is 3 Great Pasture Road, Danbury, Connecticut, 06813, Attention: Corporate Secretary, or at such other address as it may designate, with a copy to Mr. Richard M. H. Thompson, 116 East 64th Street, New York, New York, 10021, and Mr. William Lawson, 312 West Main Street, Owosso, Michigan, 48867.

       B. Notice to Employee shall be given at his home address, which at the time of execution of this Agreement is the address set forth in the heading of this Agreement, or at such other address as he may designate.

      9.5.     Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.6.    Severability

       If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstances is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

      9.7.     Survival

         Each of the terms and provision of this Agreement which are expressly or impliedly so intended shall survive the termination of this Agreement.

      9.8.     Applicable Law

       This Agreement shall be governed by and construed according to the laws of the State of New York..


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first stated above.


                              ENERGY RESEARCH CORPORATION

                                   By: /s/ Thomas Kempner
                                      -------------------
                                  Thomas  Kempner, Chairman

                                       /s/ Dr. Bernard S. Baker
                                      ------------------------
                                   Dr. Bernard S. Baker